  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                          REGISTRATION STATEMENT NO. 333-______
================================================================================

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            ---------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            ---------------------

                            DIGITAL LIGHTWAVE, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                        95-4313013
  (State or other jurisdiction of incorporation or            (I.R.S. Employer
                organization)                                Identification No.)


                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA  34615
                                 (813) 442-6677
  (Address and telephone number, including area code, of principal executive offices)

                            ---------------------

                             1996 STOCK OPTION PLAN
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plans)

                            ---------------------

                                 SETH P. JOSEPH
                        SENIOR EXECUTIVE VICE PRESIDENT
                            DIGITAL LIGHTWAVE, INC.
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA  34615
                                 (813) 442-6677
 (Name, address and telephone number, including area code, of agent for service)

                            ---------------------

      THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON
              FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            ---------------------

                                        CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF SECURITIES              AMOUNT TO BE      OFFERING PRICE       AGGREGATE OFFERING       AMOUNT OF
            TO BE REGISTERED              REGISTERED (1)      PER UNIT (2)           PRICE (1)(2)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value
  per share . . . . . . . . . . . . .       5,300,000            $11.64              $61,676,071            $18,690
=========================================================================================================================

(1) This Registration Statement shall also cover any additional shares of
    Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h). The proposed maximum aggregate offering price is based on (i) the aggregate price of $10,728,373.25 at which the
    1,860,493 options currently outstanding may be exercised and (ii) an assumed offering price of approximately $14.81 per share for the remaining 3,439,507 shares of Common Stock covered by this Registration Statement.
================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

                 Digital Lightwave, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the
"Commission"):

                 (i) The Registrant's Registration Statement on Form S-1, filed with the Commission on August 2, 1996, as amended, Registration Statement No. 333-09457 (the "S-1 Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act").

                 (ii) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.

                 (iii) The description of the Common Stock contained in the Registrant's Form 8-A, dated November 1, 1996 and filed with the Commission on November 2, 1996, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for registration of the Common Stock, including any amendment or report filed for the purpose of updating such description.

                 (iv) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.

                 (v) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997.

                 All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.          DESCRIPTION OF SECURITIES.

                 Not applicable.


ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 The Registrant has authority under the Delaware General Corporation Law to indemnify all directors and officers to the extent provided in such law. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by such law. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

                 At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                 Pursuant to the Underwriting Agreement filed as Exhibit 1.01 to the S-1 Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Registrant's initial public offering, including certain liabilities under the Securities Act.


ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                 Not applicable.


ITEM 8.          EXHIBITS.

        4.01*    --   Registrant's Certificate of Incorporation.

        4.02*    --   Registrant's Amendment to Certificate of Incorporation
                      dated January 8, 1997.

        4.03*    --   Registrant's Amended and Restated Bylaws.

        4.04*    --   Specimen Certificate for the Common Stock.

        5.01     --   Opinion of Baker & McKenzie.

       23.01     --   Consent of Baker & McKenzie (included in Exhibit 5.01).

       23.02     --   Consent of Coopers & Lybrand L.L.P.

       24.01     --   Power of Attorney -- Reference is made to page II-4 of
                      this Registration Statement.

       99.01*    --   Registrant's 1996 Stock Option Plan.

       99.02     --   Registrant's 1997 Employee Stock Purchase Plan.

-----------------
*        Incorporated by reference from the Registrant's S-1 Registration
         Statement.

ITEM 9.          UNDERTAKINGS.

                 A.       The undersigned Registrant hereby undertakes:

                          (1)     to file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, (x) that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

                          (2)     that, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                          (3)     to remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold upon the termination of the Registrant's 1996 Stock Option Plan.

                 B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 11th day of September, 1997.

                                       DIGITAL LIGHTWAVE, INC.


                                       By:     /s/ BRYAN J. ZWAN
                                           -----------------------------------
                                           Bryan J. Zwan
                                           Chief Executive Officer and President

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bryan J. Zwan and Seth P. Joseph, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by said attorney-in-fact to any and all amendments to this Registration Statement.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 11, 1997.

                          Signature                                                     Title
                          ---------                                                     -----

                      /s/ BRYAN J. ZWAN                       Chairman of the Board, Chief Executive Officer,
       -----------------------------------------------        President and Director (Principal Executive Officer)
                        Bryan J. Zwan


                     /s/ MICHAEL TINSLEY                      Controller (Principal Financial and Accounting Officer)
       -----------------------------------------------
                       Michael Tinsley

                     /s/ WILLIAM SEIFERT                      Director
       -----------------------------------------------
                       William Seifert

                     /s/ SETH P. JOSEPH                       Senior Executive Vice President and Director
       -----------------------------------------------
                       Seth P. Joseph

                  /s/ WILLIAM F. HAMILTON                     Director
       -----------------------------------------------
                     William F. Hamilton

               /s/ WILLIAM JEFFERSON MARSHALL                 Director
       -----------------------------------------------
                 William Jefferson Marshall

                                 EXHIBIT INDEX


        4.01*    --   Registrant's Certificate of Incorporation.

        4.02*    --   Registrant's Amendment to Certificate of Incorporation
                      dated January 8, 1997.

        4.03*    --   Registrant's Amended and Restated Bylaws.

        4.04*    --   Specimen Certificate for the Common Stock.

        5.01     --   Opinion of Baker & McKenzie.

       23.01     --   Consent of Baker & McKenzie (included in Exhibit 5.01).

       23.02     --   Consent of Coopers & Lybrand L.L.P.

       24.01     --   Power of Attorney -- Reference is made to page II-4 of
                      this Registration Statement.

       99.01*    --   Registrant's 1996 Stock Option Plan.

       99.02     --   Registrant's 1997 Employee Stock Purchase Plan.


*        Incorporated by reference from the Registrant's S-1 Registration
         Statement.




                                     II-4